Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
BioMed Realty Trust, Inc.

and

The Board of Directors of the General Partner
BioMed Realty, L.P.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑161760 and 333‑117977) on Form S‑8 of BioMed Realty Trust, Inc., (Nos. 333‑178117, 333‑168030, and 333‑161759) on Form S‑3 of BioMed Realty Trust, Inc., and (Nos. 333‑161751 and 333‑161751‑01) on Form S‑3 of BioMed Realty Trust, Inc. and BioMed Realty, L.P. of our reports dated February 9, 2012, except as to notes 6, 7, 13, and 14 (Concentration of Credit Risk), which are as of August 24, 2012, with respect to:

(i)
The consolidated balance sheets of BioMed Realty Trust, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three‑year period ended December 31, 2011, and the related financial statement schedule III; and

(ii)
The consolidated balance sheets of BioMed Realty, L.P. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, capital, and cash flows for each of the years in the three‑year period ended December 31, 2011, and the related financial statement schedule III, which reports appear in the current report on Form 8-K of BioMed Realty Trust, Inc. and BioMed Realty, L.P. dated August 24, 2012.
KPMG LLP

San Diego, California
August 24, 2012